Exhibit 10.5

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Second Amendment to Exclusive License Agreement

This second Amendment to the Exclusive License Agreement effective as of February 27, 2013 is effective as of January 2, 2018 and is by and between the University of Cincinnati, a state institution of higher education organized under Section 3361 of the Ohio Revised Code, having an address at 51 Goodman Drive, Suite 240, Cincinnati, OH 45221-0829, (“UC”) and Chelexa BioSciences, Inc., with an address at 239 South Street, Hopkinton, MA 01748 (the “Company”).

In consideration of the promises and mutual covenants contained herein, and intending to be legally bound hereby, UC and the Company (individually referred to as a “Party’’ and collectively referred to as the “Parties”) hereto agree to the following terms and conditions:

Section 8.2 of the Exclusive License Agreement is replaced to read as follows:

8.2.1	The Company agrees to promptly reimburse UC for any out-of-pocket expenses it may incur at the Company’s request under this Article 8 including but not limited to invoices for patent expenses totaling [*] ($[*]), incurred by the University, billed to Chelexa Biosciences, Inc. and paid by the Company in accordance with the following payment schedule:

8.2.2	[*] ($[*]) on January 26, 2018;

8.2.3	[*] ($[*]) on February 28, 2018; and

8.2.4	[*] ($[*]) on March 30, 2018.

All other provisions of the Exclusive License Agreement remain in full force and effect.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their properly and duly authorized officers or representatives as of the Effective Date.

University of Cincinnati (“UC”)		Chelexa BioSciences, Inc. (the “Company”)

By:	/s/ Geoffrey Pinski	By:	/s/ Kenneth L. Rice, Jr.
Name:	Geoffrey Pinski	Name:	Kenneth L. Rice, Jr.
Title:	Director	Title:	Executive Chairman
Date:	1-2-18	Date:	1-2-18